CONTACT:
Lou Anne J. Nabhan
Louanne.nabhan@hamiltonbeach.com

For Immediate Release
Wednesday, August 2, 2023

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES SECOND QUARTER 2023 RESULTS

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB), which operates through its wholly owned subsidiary Hamilton Beach Brands, Inc., today announced results for the second quarter of 2023.

Highlights of the Second Quarter 2023 Compared to the Second Quarter 2022

	6/30/2023	6/30/2022
	(In millions)
Revenue	$137.1	$147.5
Gross profit	$27.4	$32.0
% of revenue	20.0%	21.7%
Operating profit	$0.7	$5.4
% of revenue	0.5%	3.7%
Cash flow from operating and investing activities	$55.6	$(26.1)
Net debt	$57.8	$126.3

•Total revenue declined 7.1%, in line with Company expectations and due to softer consumer demand and continued retailer inventory rebalancing early in the quarter
•Operating profit was $0.7 million compared to $5.4 million reflecting gross profit contraction
•Cash flow from operating and investing activities was $55.6 million compared to a use of $26.1 million due to the Company's focus on net working capital improvements
•For the full year 2023, Hamilton Beach Brands continues to expect total revenue to be flat with full- year 2022, driven by second-half and holiday placements and promotions. Full-year 2023 operating profit is expected to increase compared to full-year 2022, excluding last year's $10 million insurance recovery

Results of the Second Quarter 2023 Compared to the Second Quarter 2022
Total revenue was $137.1 million, a 7.1% decrease, compared to $147.5 million, in line with Company expectations. Revenue decreased in the Company's U.S., Latin American and Canadian consumer markets primarily due to lower unit volume, partially offset by increased revenue in the Mexican consumer market. In the U.S., many retail customers managed overall inventory levels conservatively early in the quarter as inflation and high interest rates created uncertainty about consumer demand. In Latin America, retailers continued to rebalance excess inventories created by last year's supply chain disruptions.

In the Global Commercial market, revenue decreased as demand normalized compared to last year's second quarter, which experienced strong post-pandemic demand in the food service and hospitality industries.
Gross profit was $27.4 million compared to $32.0 million. Gross profit margin contracted by 170 basis points to 20.0% compared to 21.7%, due to unfavorable customer and product mix resulting in lower average margin, the impact of lower volume on fixed cost coverage, and a $0.5 million non-cash lease impairment charge related to the consolidation of warehouses.
Selling, general and administrative expenses were flat year over year at $26.6 million compared to $26.5 million.
Operating profit was $0.7 million compared to operating profit of $5.4 million.
Interest expense, net decreased to $0.8 million compared to $0.9 million, primarily due to decreased average borrowings outstanding under the Company's revolving credit facility partially offset by higher interest rates.
Net income was $0.1 million, or $0.01 per diluted share, compared to net income of $5.1 million, or $0.36 per diluted share.

Cash Flow and Debt
For the six months ended June 30, 2023, net cash provided by operating activities was $57.3 million compared to cash used for operating activities of $25.5 million in the prior year, primarily due to the Company's focus on net working capital improvement. Net working capital provided cash of $69.0 million in 2023 compared to a use of cash of $36.1 million in 2022. Trade receivables provided net cash of $26.4 million during 2023 compared to $19.8 million provided in the prior year due to collection initiatives that resulted in improvements to days sales outstanding. The Company took significant actions to reduce inventory and increase accounts payable. Net cash provided by inventory was $20.4 million in 2023 compared to $45.7 million used in 2022. Net cash provided by accounts payable was $22.2 million in 2023 compared to $10.3 million used in 2022.
The Company allocated its strong cash flow primarily to reduce debt and return value to shareholders through the quarterly dividend and repurchase of stock. On June 30, 2023, net debt, or debt minus cash and cash equivalents, was $57.8 million compared to $126.3 million on June 30, 2022. During the three months ended June 30, 2023, the Company paid $1.5 million in regular cash dividends and repurchased 56,973 shares at prevailing market prices for an aggregate purchase price of $0.6 million.

Outlook
For the full year 2023, the Company continues to expect total revenue to be flat with full year 2022. An increase in revenue for the second half of 2023 is expected to offset the decrease in revenue for the first half of 2023. The Company is pleased with the incremental placements and promotions it has secured for the second half of 2023 and the holiday-selling season and with gains in consumer market share. Sales of commercial products are expected to increase in 2023 driven by new product launches and new distribution.
Operating profit for the full year 2023 is expected to increase compared to 2022, excluding the $10 million insurance recovery in 2022. Cash flow before financing in 2023 is expected to increase significantly compared to 2022 as a result of improvements in net working capital. The Company's outlook could change if retailer replenishment orders or consumer demand are softer than currently expected.
Over the past two years, the Company has successfully navigated many challenges that were related to the pandemic and supply chain disruptions. Throughout that period, Hamilton Beach Brands continued to invest in the development of innovative products and expand its brand portfolio. In 2023 and beyond, the Company believes it is well positioned to benefit from these investments.
Hamilton Beach Brands is an industry leader with many competitive advantages. Its diversified brand and product portfolio provides numerous offerings to value-tier consumers and includes the opportunity to capture potential trade-down during times of economic downturn. Its premium products also provide exposure to high-income consumers, whose buying patterns are not as influenced by price considerations. The Company expects to benefit from its growing participation in the global commercial market. The Company began to focus on increasing its participation in the large and fast-growing Home Health and Wellness market in 2021 and believes this initiative will begin to have a positive impact on its results in 2023.

The Company expects continued progress with its strategic initiatives to drive revenue growth, expand operating margin and generate strong cash flow over time. The initiatives are focused on increasing sales of innovative, higher priced, higher margin products in the Company's core North American market. The following is a summary of each initiative.
Drive Core Growth: This initiative is focused on driving the growth of the Company's flagship brands, Hamilton Beach® and Proctor Silex® in its core North American market. Both brands have a long history of consumer trust, based on quality, durability and innovative solutions. New products are supported by digital marketing, social media advertising and influencer marketing. Hamilton Beach® continues to be the #1 small kitchen appliance brand in the U.S. based on units sold.
Gain Share in the Premium Market: The Company continues to develop, license and acquire brands to increase its participation in the premium market. New products and digital marketing support underpin the strategy to grow this business. In March 2023, Hamilton Beach Brands announced an agreement to provide the next generation of specialty appliances for use with Numilk® raw ingredients to create a variety of fresh non-dairy milk products on demand in homes and commercial establishments. The new appliances are expected to launch in early 2024.
Expand in Home Health and Wellness: The Company has taken many steps to introduce new products as it aims to achieve meaningful dollar and share participation in the large and fast-growing home health and wellness market. In the air purifier category, the Company has launched a line of premium True HEPA air purifiers under the licensed CloroxTM brand. In water filtration, the Company has created a new category with an electric countertop model launched under the licensed brand Brita HubTM. In the home medical market, the Company is partnering with HealthBeacon®, a leader in digital technology, to leverage Hamilton Beach Brands strengths in brand equity, sourcing, logistics and new product development to create appliances that help consumers manage their health needs at home.
Lead in the Global Commercial Market: This initiative is focused on securing new business and increasing sales with existing customers that operate in the food service and hospitality industries throughout the world. Continuing to develop products that create a competitive advantage in the Company's core blending and mixing categories, as well as expanding into new categories organically, is the cornerstone of the strategy.
Accelerate Digital Transformation: The Company has a well-developed ecommerce capability and continues its investments to gain share in ecommerce markets for consumer and commercial products. The Company collaborates closely with omni-channel and online-only retail customers to leverage the fast-paced changes in the ecommerce channel and increase awareness and sell-through of its products. The Company focuses on robust digital marketing that includes online product content, search optimization and advertising, attracting favorable reviews and strong star ratings, and social media strategies. The Company's new U.S. distribution center includes a state-of-the art capability to ship small packages directly to consumers in partnership with retail customers.
Leverage Partnerships and Acquisitions: This initiative is focused on identifying and securing businesses with a strategic fit to the Company's portfolio. Hamilton Beach Brands is actively engaged in the pursuit of additional trademark licensing agreements, strategic alliances, and acquisitions to drive growth in all its markets.

Conference Call
The Company will conduct an earnings conference call and webcast on Thursday, August 3, 2023, at 9:30 a.m. Eastern time. The call may be accessed by dialing 888-350-3452 (toll free), International 647-362-9199. Conference ID: 1809480. The conference call will also be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company operates through its wholly owned subsidiary Hamilton Beach Brands, Inc., a leading designer, marketer, and distributor of a wide range of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars, and hotels. The Company’s owned consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach Professional®, Weston®, TrueAir®, and Hamilton Beach Health®. The Company’s owned commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. Hamilton Beach Brands licenses the brands for Wolf Gourmet® countertop appliances, CHI® premium garment care products, CloroxTM True HEPA air purifiers, and Brita HubTM countertop electric water filtration appliances. Hamilton Beach Brands has exclusive multiyear agreements to design, sell, market and distribute Bartesian® premium cocktail delivery machines, the Smart Sharps BinTM from Hamilton Beach Health® powered by HealthBeacon®, and specialty appliances to create Numilk® non-dairy fresh milk on demand. For more information about Hamilton Beach Brands Holding Company, visit hamiltonbeachbrands.com.

Forward-Looking Statements
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) the Company’s ability to source and ship products to meet anticipated demand, (2) the Company’s ability to successfully manage constraints throughout the global transportation supply chain, (3) uncertain or unfavorable global economic conditions; (4) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (5) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (6) bankruptcy of or loss of major retail customers or suppliers, (7) changes in costs, including transportation costs, of sourced products, (8) delays in delivery of sourced products, (9) changes in or unavailability of quality or cost effective suppliers, (10) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which the Company operates or buys and/or sells products, (11) the impact of tariffs on customer purchasing patterns, (12) product liability, regulatory actions or other litigation, warranty claims or returns of products, (13) customer acceptance of, changes in costs of, or delays in the development of new products, (14) increased competition, including consolidation within the industry, (15) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of the Company's products, (16) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (17) other risk factors, including those described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2022. Furthermore, the future impact of unfavorable economic conditions, including inflation, rising interest rates, availability of capital markets and consumer spending rates remains uncertain. In uncertain economic environments, the Company cannot predict whether or when such circumstances may improve or worsen, or what impact, if any, such circumstances could have on its business, results of operations, cash flows and financial position.
*****

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2023	2022	2023	2022
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue	$137,109	$147,527	$265,361	$293,878
Cost of sales	109,693	115,549	217,035	233,670
Gross profit	27,416	31,978	48,326	60,208
Selling, general and administrative expenses	26,640	26,503	52,559	41,936
Amortization of intangible assets	50	50	100	100
Operating profit (loss)	726	5,425	(4,333)	18,172
Interest expense, net	773	867	2,042	1,600
Other expense (income), net	(271)	(252)	(255)	1,214
Income (loss) before income taxes	224	4,810	(6,120)	15,358
Income tax expense (benefit)	114	(279)	(1,453)	3,096
Net income (loss)	$110	$5,089	$(4,667)	$12,262

Basic and diluted earnings (loss) per share	$0.01	$0.36	$(0.33)	$0.87

Basic weighted average shares outstanding	14,081	14,068	14,077	14,065
Diluted weighted average shares outstanding	14,110	14,095	14,077	14,093

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	JUNE 30 2023	DECEMBER 31 2022	JUNE 30 2022
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$2,071	$928	$701
Trade receivables, net	89,898	115,135	99,723
Inventory	137,224	156,038	228,353
Prepaid expenses and other current assets	13,793	12,643	13,105
Total current assets	242,986	284,744	341,882
Property, plant and equipment, net	27,241	27,830	28,680
Right-of-use lease assets	41,546	44,000	45,238
Goodwill	6,253	6,253	6,253
Other intangible assets, net	1,392	1,492	1,592
Deferred income taxes	2,853	3,117	1,364
Deferred costs	14,419	14,348	19,411
Other non-current assets	6,687	7,166	5,509
Total assets	$343,377	$388,950	$449,929
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$84,098	$61,759	$121,552
Accrued compensation	7,729	11,310	7,376
Accrued product returns	5,605	6,474	5,286
Lease liabilities	6,088	5,875	5,417
Other current liabilities	11,980	16,150	12,249
Total current liabilities	115,500	101,568	151,880
Revolving credit agreements	59,911	110,895	127,003
Lease liabilities, non-current	44,480	46,801	48,641
Other long-term liabilities	5,120	5,152	5,603
Total liabilities	225,011	264,416	333,127
Stockholders' equity
Class A Common stock	111	107	106
Class B Common stock	36	38	39
Capital in excess of par value	66,765	65,008	63,390
Treasury stock	(9,514)	(8,939)	(7,600)
Retained earnings	72,563	80,238	70,145
Accumulated other comprehensive loss	(11,595)	(11,918)	(9,278)
Total stockholders' equity	118,366	124,534	116,802
Total liabilities and stockholders' equity	$343,377	$388,950	$449,929

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	SIX MONTHS ENDED JUNE 30
	2023	2022
	(In thousands)
Operating activities
Net income (loss)	$(4,667)	$12,262
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	2,128	2,465
Deferred income taxes	—	1,533
Stock compensation expense	1,759	1,806
Brazil foreign currency loss	—	2,085
Other	(611)	223
Net changes in operating assets and liabilities:
Trade receivables	26,393	19,846
Inventory	20,390	(45,714)
Other assets	396	3,383
Accounts payable	22,240	(10,275)
Other liabilities	(10,768)	(13,070)
Net cash provided by (used for) operating activities	57,260	(25,456)
Investing activities
Expenditures for property, plant and equipment	(1,486)	(661)
Other	(150)	—
Net cash provided by (used for) investing activities	(1,636)	(661)
Financing activities
Net additions (reductions) to revolving credit agreements	(51,058)	30,237
Purchase of treasury stock	(575)	(1,640)
Cash dividends paid	(3,008)	(2,870)
Net cash provided by (used for) financing activities	(54,641)	25,727
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	182	(36)
Cash, cash equivalents and restricted cash
Increase (decrease) for the period	1,165	(426)
Balance at the beginning of the period	1,905	2,150
Balance at the end of the period	$3,070	$1,724

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$2,071	$701
Restricted cash included in prepaid expenses and other current assets	63	62
Restricted cash included in other non-current assets	936	961
Total cash, cash equivalents, and restricted cash	$3,070	$1,724